RCI Receives Anticipated Nasdaq Letter Related to 2Q26 10-Q
HOUSTON—May 22, 2026—On May 20, 2026, RCI Hospitality Holdings, Inc. (Nasdaq: RICK) received an anticipated letter from the Nasdaq Stock Market notifying the Company of its noncompliance with Listing Rule 5250(c)(1) requiring the timely filing of reports with the SEC. RCI has not yet filed its Form 10-Q for the second quarter ended March 31, 2026. Nasdaq’s letter has no immediate effect on the Company’s common stock listing.
Under Nasdaq’s rules, RCI has until July 20, 2026, to file its 10-Q or submit a plan to regain compliance. RCI intends to file its 10-Q as soon as practicable. If the Company is unable to do so, it will submit a compliance plan on or prior to July 20, 2026. If Nasdaq accepts it, the exchange may grant an exception of up to 180 calendar days from the 10-Q’s due date, or until November 16, 2026. The Company may regain compliance at any time prior to that date by filing its 10-Q and all subsequent required periodic filings that are due within that period. If Nasdaq does not accept RCI's plan, the Company can appeal that decision to a Nasdaq panel.
Forward-Looking Statements
This press release may contain forward-looking statements that involve a number of risks and uncertainties that could cause the Company's actual results to differ materially from those indicated, including, but not limited to, the risks and uncertainties associated with (i) operating and managing an adult entertainment or restaurant business, (ii) the business climates in cities where it operates, (iii) the success or lack thereof in launching and building the Company's businesses, (iv) cyber security, (v) conditions relevant to real estate transactions, (vi) numerous other factors such as laws governing the operation of adult entertainment or restaurant businesses, competition and dependence on key personnel, and (vii) our ability to regain and maintain compliance with the filing requirements of the U.S. Securities and Exchange Commission (“SEC”) and the Nasdaq Stock Market. For more detailed discussion of such factors and certain risks and uncertainties, see RCI's annual report on Form 10-K for the year ended September 30, 2025, as well as its other filings with the SEC. The Company has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances.
Media & Investor Contacts
Gary Fishman and Michael Wichman at 212-883-0655 or gfishman@pondel.com and mwichman@pondel.com